National Grid USA Companies’
Incentive Thrift Plan I

Financial Statements
For The Years Ended
December 31, 2009 and 2008
&
Supplementary Schedule

Table of Contents

Page
Report of Independent Registered Public Accounting Firm	2

Financial Statements:

Statements Of Net Assets Available For Benefits	3

Statement Of Changes In Net Assets Available For Benefits	4

Notes to Financial Statements	5

Supplementary Schedule,

Schedule H, Line 4(i) — Schedule of Assets (Held At End Of Year)	24

Report of Independent Registered Public Accounting Firm
Plan Administrator
National Grid USA Companies’
Incentive Thrift Plan I
Brooklyn, New York
We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan I as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with United States generally accepted accounting principles.
Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.
/s/ Clifton Gunderson LLP
Milwaukee, Wisconsin
June 29, 2010

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2009 AND 2008

	2009	2008

Assets:
Investments, at fair value	$1,303,914,766	$1,049,720,933

Plan interest in Master Trust	134,818,353	129,831,288

Receivables:
Dividends	1,660,429	1,109,262
Employee contributions	604,578	531,576
Employer contributions	1,057,220	1,053,051
Rollover contributions	13,149	—

Total receivables	3,335,376	2,693,889

Cash	26,062	7,371

Total assets	1,442,094,557	1,182,253,481
Liabilities	—	—

Net assets available for benefits at fair value	1,442,094,557	1,182,253,481

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	3,881,660	18,532,607

Net assets available for benefits	$1,445,976,217	$1,200,786,088

The accompanying notes are an integral part of these financial statements

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2009

Additions to net assets attributed to:
Investment income:
Dividend and interest income	$31,647,910
Net appreciation in fair value of investments	215,667,472

Total investment income	247,315,382

Contributions:
Employer contributions	18,645,665
Employee contributions	57,117,740
Rollover contributions	14,299,020

Total contributions	90,062,425

Total additions	337,377,807

Deductions from net assets attributed to:
Benefits paid to participants	95,336,581
Fees	174,388

Total deductions	95,510,969

Transfer of assets from Thrift Plan II	3,323,291

Net increase	245,190,129

Net assets available for benefits
Beginning of year	1,200,786,088

End of year	$1,445,976,217

The accompanying notes are an integral part of these financial statements

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
1. Description Of Plan
The following brief description of the National Grid USA Companies’ Incentive Thrift Plan I (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
Effective as of August 24, 2007, which was the date of the merger of National Grid USA with KeySpan Corporation, the KeySpan Energy 401(k) Plan for Management Employees (the KeySpan Plan) merged into the Plan. As of the merger date, KeySpan Corporation and all affiliated KeySpan entities that were participating employers in the KeySpan Plan immediately prior to the merger date (the KeySpan Plan Participating Employers) became employers under the Plan and each participant and beneficiary under the KeySpan Plan became a participant and beneficiary under the Plan. Also, as of the merger date, all liabilities and assets of the KeySpan Plan were assumed by, and became part of, the Plan; however, there is a different third-party service provider providing Trustee and recordkeeping services for assets and participant accounts related to the KeySpan Plan’s participants and beneficiaries.
Most of the provisions of the former KeySpan Plan, which differ from the Plan provisions, were incorporated by reference in the Plan document effective August 24, 2007, and remain applicable to former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer. The following Plan description reflects the provisions for the different participant groups, specially noting provisions that are different for the former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer.
Plan Description
The Plan was established effective January 1, 1980, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan I upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) who are not covered by a collective bargaining agreement are immediately eligible to participate in the Plan upon employment, but will not receive matching contributions from the Employers until one year of service has been completed. Former KeySpan Plan participants receive matching contributions from the employers after three months of service has been completed. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”).
The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).
T. Rowe Price Retirement Plan Service, Inc. serves as record keeper of the Plan. T. Rowe Price Trust Company serves as trustee and custodian of the Plan. Additionally, the Vanguard Group, Inc. serves as recordkeeper and Vanguard Fiduciary Trust Company serves as trustee and custodian for the assets and participant accounts of the former KeySpan Plan participants and beneficiaries.
The Plan’s management evaluated subsequent events for recognition or disclosure through the date the financial statements were issued.
     Acquisitions
Upon completion of the Merger of National Grid USA with KeySpan Corporation effective August 24, 2007, participants in the former KeySpan Plan who owned units of the KeySpan Common Stock Fund received cash in their Plan accounts representing the number of units held multiplied by the unitized value of the fund on the Merger date. Merger proceeds for the KeySpan Common Stock Fund, were invested initially in the Vanguard® Prime Money Market Fund, which was a component of the KeySpan Common Stock Fund. The KeySpan Common Stock Fund was also renamed the KSE Stock Transition Fund. Following the merger, former KeySpan 401(k) Plan contributions that had been directed to the KeySpan Common Stock Fund were being directed to Vanguard LifeStrategy® Moderate Growth Fund. Participants were given approximately 120 days to transfer their merger proceeds in the KSE Stock Transition Fund to any other investment option in the Plan. If participants did not take action any remaining balances in the KSE Stock Transition Fund were transferred to Vanguard LifeStrategy Moderate Growth Fund on January 2, 2008.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
     Contributions
The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as Salary Reduction Agreements) to have from 1% to 50% of their eligible compensation contributed to the Plan on their behalf. The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $16,500 in 2009 and $15,500 in 2008 for employees who did not attain age 50 by the end of the respective plan year. For employees who did attain age 50 by the last day of the applicable plan year, the annual maximum pre-tax contribution was $22,000 for 2009 and $20,500 for 2008.
The Employers make Matching Contributions to the Plan; the formula utilized for matching contributions, excluding the former KeySpan participants, varies based upon the participant’s participation in Employer sponsored pension plans. Employees who participate in the traditional component of the National Grid USA Companies’ Final Average Pay Pension Plan and employees who participate in the former Southern Union Company Providence Energy Pension Plan design and Valley Pension Plan design receive matching contributions equal to 100% of the first 2% of employee elective contributions and then 75% on the next 4% of employee elective contributions, resulting in a 5% maximum matching contribution, with respect to base compensation. Employees who participate in either the cash balance component of the National Grid USA Companies’ Final Average Pay Pension Plan or in the Niagara Mohawk Pension Plan (a cash balance plan design) receive matching contributions equal to 50% of the employee elective contribution up to a maximum of 6%, resulting in a 3% maximum matching contribution, with respect to base compensation. Participants become eligible to receive employer matching contributions after one year of service. Contributions are subject to certain limitations.
Most eligible employees who participated in the former KeySpan Plan receive matching contributions equal to 50% of the employee elective contribution up to a maximum of 6%, resulting in a 3% maximum matching contribution, with respect to base compensation. These employees are also eligible to receive a 10% discount on the purchase of National Grid ADRs in the KeySpan Plan. Management employees of National Grid Home Energy Services New England (NGES NE) however, receive matching contributions equal to 100% of the employee elective contribution up to a maximum of 6%, resulting in a 6% maximum matching contribution, with respect to base compensation. NGES NE employees are not eligible to receive a 10% discount on the purchase of National Grid ADRs. All eligible participants of the former KeySpan Plans contributing to the Plan will receive employer match contributions and a 10% discount on the purchase of National Grid ADRs on the first of the month following completion of three months of service.
All employer matching contributions are invested in the same investments elected by

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
the participant for their employee contributions.
New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.
Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.
Active or former employees who are participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, Southern Union Company Valley Pension Plan, KeySpan Retirement Plan and KeySpan Retirement Income Plan) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the code. The total amount rolled over from these plans in 2009 was $12,983,316.
     Automatic Enrollment
Effective March 15, 2006, newly hired or rehired nonunion employees without an account balance are automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, nonunion employees without an account balance will be automatically enrolled in the Plan as described above. These automatic enrollment provisions are not applicable to participants of the former KeySpan Plan.
     Automatic Increase
Effective March 1, 2006, participants may elect an automatic increase of pre-tax contributions each year. For participants who elect an automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%. This provision is not applicable to participants of the former KeySpan Plan.
     Participant Accounts
Each participant’s account is credited with the participant’s contribution, allocations of (a) the employer’s matching contributions (and discount on the National Grid ADR Fund, if applicable, for former KeySpan Plan participants), and (b) allocations of Plan earnings, net of fees. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account, as provided in the Plan Document.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
     Vesting
Participants are immediately vested in their elective contributions and employer matching contributions plus actual earnings thereon. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a participant or a participant’s beneficiary (in the case of death) is entitled to receive the full amount in the participant’s account. Participants from the former KeySpan Plan will be 100% vested in employer match, discount, and employer non-elective contributions on the earlier to occur of: (i) the participant’s completion of three (3) years of service with the Company; (ii) the participant’s retirement from the Company at age fifty-five or older; (iii) the death of the participant; (iv) the disability of the participant if the participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan.
     Participant Loans
An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. Loans are stated at the unpaid principal balance, which approximates fair value. The loans are secured by the balance in the participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The annual interest rate is determined by the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained, except for loans taken under the former KeySpan plan in which interest is the prime rate plus 1%. Interest rates at December 31, 2009 ranged from 3.25% to 11%.
A default of the loan will occur if the loan balance is not paid off by the loan end date or if a Participant fails to make a payment within 90 days of the due date. Active participants in the former KeySpan Plan who fail to make a loan repayment by its due date, will have until the end of the quarter following the quarter in which the payment was missed to make up the missed payment (Cure Period). In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were no deemed distributions in 2009. There were cumulative deemed distributions of $13,131 as of December 31, 2008.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
     Payment Of Benefits
Effective March 28, 2005, the Plan was amended to allow automatic lump-sum distributions if the present value of the participant’s vested account balance is less than $1,000 and is payable on or after March 28, 2005. The participant must consent to the distribution if the present value is more than $1,000.
Payments of benefits upon retirement at age 55 or later, or death, are, at the election of the Participant, either made in a lump-sum payment, paid over a period not to exceed 10 years, or paid out commencing at age 70-1/2. In addition participants in the former KeySpan Plan may elect to receive annual installments or partial distributions at any time or can choose to roll over their balance to an Individual Retirement Account or another qualified plan. A retired Participant who chooses distributions commencing at age 70-1/2 may elect to receive periodic distributions at any time prior to taking a lump-sum payout. Subject to certain restrictions, distributions to Participants under other circumstances are made in the form of whole or partial lump-sum payments.
The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive partial distribution from his or her account or a total distribution at any time; such a Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.
     Forfeitures
Forfeiture accounts are maintained to hold any employer contributions and earnings thereon that were deposited as a result of a participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed participant checks are held in the Plan forfeiture accounts.
As of December 31, 2009 and 2008, forfeited non-vested accounts totaled $661,320 and $614,964, respectively. These accounts may be used to reduce future employer contributions and pay Plan administration expenses as described in the Plan document. During the year ended December 31, 2009 $12,270 of forfeited non-vested accounts were utilized to reduce employer contributions.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
2. Summary Of Significant Accounting Policies
     Basis Of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America
Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.
     Risks And Uncertainties
The Plan provides for various investment options in various combinations of investment funds. Investment funds are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
     Use Of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
     New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“Codification”) as the sole source of authoritative accounting principles generally accepted in the United States of America. As a result, all references to accounting literature will conform to the appropriate reference within the Codification. The adoption of the Codification, which

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
became effective during September 2009, did not have any impact on the Plan’s financial statements.
The Plan adopted FASB guidance for Subsequent Events as of December 31, 2009. The guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of this guidance did not have any effect on the Plan’s financial statements.
The FASB issued an interpretation regarding Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in enterprise’s financial statements, and is effective for fiscal years beginning after December 15, 2008. The Plan has adopted the provisions of the pronouncement, and the adoption did not have any effect on the Plan’s financial statements.
The Plan adopted Accounting Standard Update (“ASU”) 2009-12, “Investments in Certain Entities that Calculate Net Asset Value per Share”, effective December 31, 2009. ASU 2009-12 allows the use of a net asset value per share (or its equivalent, like partnership units) to measure the fair value of investments in certain entities. The adoption of ASU 2009-12 did not have any impact on the Plan.
     Investment Valuation And Income Recognition
The mutual funds are stated at fair value on the last business day of the plan year, which is determined by the investment advisors according to closing market prices of the securities held by the funds. If a closing price is not available, the security is priced at a fair market value as determined by the mutual fund’s investment committee or officers of the investment advisors.
Units of common/collective trusts are valued at fair value based on the net asset value of shares held by the Plan at year end.
Participant loans are valued at amortized cost, which approximates fair value.
Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange under the symbol “NGG”) are valued according to the closing price on the London Stock Exchange which is then converted from British Pounds to U.S. Dollars based on relevant currency exchange rates. The Plan provides that certain transactions relative to National Grid plc American Depository Receipts will be priced at the market value of the underlying securities at close of the London Stock Exchange on the business day prior to the particular transaction.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
Amounts for securities that have no quoted market price represent estimated fair value.
The Plan is invested in the T. Rowe Price Stable Value Common Trust Fund. Contract value represents cost plus accrued income minus redemptions. All investment contracts held by the trust are effected directly between the trust and the issuer of the contract and are nontransferable. Permitted participant-initiated withdrawals are allowed from the trust by an employer-sponsored defined-contribution plan directly as a result of participant transactions allowed by the Plan, such as participant withdrawals for benefits, or transfers to other funds or trust within the Plan.
A Master Trust exists for the sole purpose of holding the JPMorgan Stable Value Fund (Stable Value Fund) assets of the Plan and those of the National Grid USA Companies’ Incentive Thrift Plan II. The Stable Value Fund through the Master Trust is participant-directed. The Master Trust is comprised of the Stable Value Fund which includes a synthetic guaranteed investment contract (Synthetic GIC) whose underlying investments are stated at fair value. Fair value of the underlying investments is determined taking into account values supplied by reputable pricing or quotation service or quotations furnished by one or more reputable sources, such as securities brokers, dealers or investment bankers, mutual fund administrators or other relevant information. Fair value of the insurance contracts, known as wrapper contracts, is based on quoted market prices at the time of valuation versus actual costs of the contracts. The fair value of wrapper contracts for the Stable Value Fund as of December 31, 2009 was zero and $1,135,616 at December 31, 2008.
Dividend income is accrued on the ex-dividend date. Interest income is recorded as earned on accrual basis. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought and sold as well as held during the year.
Management fees and operating expenses are charged to Plan participants and are reflected as a reduction of investment return in the mutual funds. Such management fees and operating expenses are deducted from income earned on a daily basis.
     Payment Of Benefits
Benefit payments to, and withdrawals by participants, are recorded when paid.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
3. Investments
The following table presents investments that represent five percent or more of the Plan’s net assets at December 31, 2009 and 2008:

	2009		2008

T. Rowe Price Stable Value Common Trust Fund	$132,949,138	**	$125,216,667
SSGA S&P 500 Index	102,644,164		75,810,410
Vanguard PRIMECAP Fund	102,254,664		77,941,979
Master Trust Investment — JP Morgan Stable Value	142,816,052	***	147,201,007
Vanguard Life St Mod Growth	107,566,638		92,046,599
PIMCO Total Return Fund	70,893,540	*	63,112,420
Vanguard Windsor II Fund Inv	72,150,268	*	60,142,570
National Grid American Depository Receipts	76,058,150	****	57,290,320

*	Indicates investments that represent 5% or more of net assets available for benefits only as of December 31, 2008, and not as of December 31, 2009.

**	This represents contract value and therefore, differs from the fair value of $137,065,177 as noted in the supplementary schedule.

***	This represents contract value and therefore, differs from the fair value of $134,818,353 as noted in the statements of net assets available for benefits.

****	Indicates investment that represents 5% or more of net assets available for benefits only as of December 31, 2009, and not as of December 31, 2008.
During the year ended December 31, 2009, the Plan’s investments (including gains and losses on investments bought, sold and held during the year) appreciated in value as follows:

Mutual funds	$186,665,528
Common stock	7,650,688
Common/Collective Trusts	21,356,333

Net appreciation in fair value	$215,672,549

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
4.	Plan Termination

Although it has not expressed any intent to do so, the Sponsor has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, any unallocated assets of the Plan will be allocated to participant accounts and distributed in such a manner as the Sponsor may determine.

5.	Tax Status

The Plan obtained its latest determination letter on July 17, 2002, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

6.	Related-Party Transactions

Section 3(14) of ERISA defines a party-in-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions. More over, the Plan’s investment options include mutual funds and trust funds managed by T. Rowe Price Associates, Inc. and Vanguard Fiduciary Trust Company, affiliates of the Trustees.

7.	Administration of Plan Assets

The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to participants.

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
8.	Plan Administrative Expenses
Some administrative expenses for the Plan are paid by the Sponsor. The Trustees were not paid administration fees for administering the Plan for the year ended December 31, 2009.

9.	Synthetic Guaranteed Investment Contract
The Plan provides a stable value investment option, the JP Morgan Stable Value Fund, to former KeySpan Plan participants that includes a Synthetic GIC which is made up of wrapper contracts that guarantee principal and accumulate interest and a portfolio of financial instruments that are owned by the Plan. The synthetic GIC contract includes underlying assets and is held in the Master Trust of which the Plan has an undivided interest and utilizes benefit-responsive wrapper contracts issued by AIG Financial Products Corp., Royal Bank of Canada, State Street Bank and Trust Company, and ING, proportionately. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the funds, plus earnings, less participant withdrawals. The interest rates are reset quarterly, or on a more frequent basis as needed, based on the current yield of the underlying investments and the spread between the fair value and contract value, but the rate cannot be less than 0%. The crediting interest rate of the wrapper contracts was 2.22% and 2.97% at December 31, 2009 and 2008, respectively. Certain events such as plan termination or a plan merger initiated by the Sponsor which results in a material and adverse effect on the wrapper contract may limit the ability of the Plan to transact on contract value or may allow for the termination of the wrapper contracts at less than contract value. At this time, the Sponsor believes that any events that may limit the ability of the Plan to transact at contract value are remote.

Average yields for the year ended December 31, 2009 are as follows:
Based on annualized earnings	4.21%
Based on interest rate credited to participants	2.18%
10.	Master Trust
The Vanguard Fiduciary Trust Company is the master trustee and holds the investment assets of the Master Trust as a commingled fund in which each separate plan is deemed to have a proportionate undivided interest in the investments in which they participate. At December 31, 2009 and 2008, the Plan’s interest in the net assets of the Master Trust was approximately 43% and 44%, respectively.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
The following presents the net assets of the Master Trust as of December 31, 2009 and 2008:

	2009	2008

INVESTMENTS
JP Morgan Stable Value Fund, at fair value	$311,791,944	$298,039,033
Adjustment from fair value to contract value for fully-benefit responsive investment contracts	18,496,132	39,873,703

NET ASSETS IN THE MASTER TRUST AT CONTRACT VALUE	$330,288,076	$337,912,736

Investment income of the Master Trust for the year ended December 31, 2009 is as follows:

INVESTMENT INCOME
Interest income	$7,112,866
11.	Fair Value Of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:
Level 1 — Fair value is based on unadjusted quoted prices in active markets that are accessible to the Plan for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.

Level 2 — Fair value is based on significant inputs, other than Level 1 inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.

Level 3 — Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level 3 classification include option pricing models, discounted cash flows, and other similar techniques.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
The following tables summarize financial instruments measured at fair value on a recurring basis for the Plan excluding the Plan’s interest in the Master Trust:

	DECEMBER 31, 2009
	FAIR VALUE MEASUREMENTS USING
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Cash	$26,062	$—	$—	$26,062
Common stock, energy	76,058,150	—	—	76,058,150
Mutual funds:
Index funds	125,379,529	—	—	125,379,529
Balanced funds	210,694,831	—	—	210,694,831
Growth funds	377,559,297	—	—	377,559,297
Fixed income fund	70,893,540			70,893,540
Other funds	154,053,558	—	—	154,053,558

Total mutual funds	938,580,755	—	—	938,580,755

Common/collective trusts:
Stable value fund	—	137,065,177	—	137,065,177
Money market	—	27,431,687	—	27,431,687
Equity fund	—	102,644,164	—	102,644,164

Total common/collective trusts		267,141,028		267,141,028
Participant loans	—	—	22,134,833	22,134,833

Total	$1,014,664,967	$267,141,028	$22,134,833	$1,303,940,828

	DECEMBER 31, 2008
	FAIR VALUE MEASUREMENTS USING
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Cash	$7,371	$—	$—	$7,371
Common stock, energy	57,290,320	—	—	57,290,320
Mutual funds:
Index funds	104,954,228	—	—	104,954,228
Balanced funds	172,367,243	—	—	172,367,243
Growth funds	271,585,956	—	—	271,585,956
Fixed income fund	63,112,420			63,112,420
Other funds	127,152,931	—	—	127,152,931

Total mutual funds	739,172,778	—	—	739,172,778

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements

	DECEMBER 31, 2008
	FAIR VALUE MEASUREMENTS USING
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Common/collective trusts:
Stable value fund	—	124,053,779	—	124,053,779
Money market	—	32,436,369	—	32,436,369
Equity fund	—	75,810,410	—	75,810,410

Total common/collective trusts		232,300,558		232,300,558

Participant loans	—	—	20,957,277	20,957,277

Total	$796,470,469	$232,300,558	$20,957,277	$1,049,728,304

The following tables summarize financial instruments measured at fair value on a recurring basis for the Plan’s overall Master Trust:

December 31, 2009
FAIR VALUE MEASUREMENTS USING
	Quoted Prices	Significant
	in Active	Other	Significant
	Market for	Observable	Unobservable
	Identical Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Stable Value Fund	$—	$311,791,944	$—	$311,791,944

December 31, 2008
FAIR VALUE MEASUREMENTS USING
Quoted Prices
	in Active	Significant	Significant
	Market for	Other	Unobservable
	Identical Assets	Observable Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Stable Value Fund	$—	$298,039,033	$—	$298,039,033

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in methodologies used at December 31, 2009 or 2008.
Cash: Valued at cost, which approximates fair value due to short term nature.

Common stock: Valued at the closing price reported on the London Stock Exchange which is then converted from British Pounds to U.S. dollars based on relevant currency exchange rates.

Mutual funds: Valued at the net asset value (NAV) of shares held by the plan at year end.

Stable value funds — Plan’s interest in master trust: Valued as disclosed in Note 2.

Common/collective trusts: Valued based upon the unit values of such collective trust

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
funds held by the Plan at year end. Unit values are based on the fair value of the underlying assets of the fund derived from inputs principally from or corroborated by observable market data by correlation or other means.

Participant loans: Valued at amortized cost, which approximates fair value. Participant loans cannot be sold or securitized and there are no realized or unrealized gains or losses on these loans.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table presents a summary of changes in the fair value of the Plan’s level 3 assets during the years ended December 31, 2009 and 2008:

	2009	2008
Balance, beginning of year	$20,957,277	$20,319,036
New loans, net of collections and distributions	1,177,556	638,241

Balance, end of year	$22,134,833	$20,957,277

The objective of the SSGA S&P 500 Index Fund, a common/collective trust, is to match, as closely as possible, the return of the S&P 500® Index. There are no unfunded commitments; however the Plan Sponsor is subject to a withdrawal schedule for full liquidations.
The objective of the T. Rowe Price Stable Value Common Trust Fund, a common/collective trust, is to maximize current income consistent with the maintenance of principal and to provide for withdrawals for certain participant-initiated transactions without penalty or adjustment. There are no unfunded commitments and the Plan Sponsor must provide 12 months advance notice to withdraw some or all of its investment.
The objective of the T. Rowe Price U.S. Treasury Money Market Trust, a common/collective trust, is to maximize safety of capital, liquidity, and, consistent with these objectives, the highest available current income. The trust will invest substantially all of its assets in short-term U.S. Treasury obligations and repurchase agreements collateralized by U.S. Treasury obligations. There are no unfunded commitments or withdrawal restrictions.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
12.	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2009 and 2008:

	2009	2008
Net assets available for benefits per the financial statements	$1,445,976,217	$1,200,786,088

Less deemed distributions	—	(13,131)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts not included as an asset in the Form 5500	(3,881,660)	(18,532,607)

Net assets available for benefits per the Form 5500	$1,442,094,557	$1,182,240,350

The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2009:

Change in net assets available for benefits per the financial statements	$245,190,129

Change in cumulative deemed loans	13,131

Change in adjustment from fair value to contract value for fully benefit-responsive investment contracts not included in the Form 5500	14,650,947

Change in net assets available for benefits per the Form 5500	$259,854,207

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
13.	Plan Amendments
The Service Company Board of Directors voted to amend the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2007, including:
a.	Effective January 1, 2008, Section 8.7, as well as section 10.5 of the KeySpan Plan provisions set forth in Supplement G to the Plan, be amended to permit the rollover of eligible distributions to a Roth IRA.

b.	Effective January 1, 2008, Section 12.2 of the Plan was amended to comply with the final Treasury Regulations pursuant to Section 415 of the Internal Revenue Code.

c.	Effective May 1, 2008 Paragraph 2 (b) of Supplement G to the Plan was amended by adding the following sentence between the second and third sentences of Section 3.6(a) of the underlying KeySpan Plan provisions, “Further, under certain limited circumstances designated by the Benefits Committee under its procedures, as amended from time to time, a retired participant may make a rollover contribution to the Plan upon demonstration to the Benefits Committee that the contribution is eligible for transfer to the Plan pursuant to the rollover provisions of the Code.”

d.	Effective December 1, 2008 as approved by the Investment Committee on September 22, 2008, the Fidelity Dividend Growth Fund (FDGF) was eliminated in the fund line up for the legacy National Grid population. Participants were given the opportunity to initiate transaction prior to the black out period. Any future contributions directed to and assets remaining in this fund were transferred to the State Street S&P 500 Flagship Fund.

e.	Effective December 3, 2008 as approved by the Investment Committee on September 22, 2008, the Vanguard Windsor Fund was eliminated in the fund line up for the legacy Key Span population. Participants were given the opportunity to initiate transaction prior to the fund elimination. Any future contributions directed to and assets remaining in this fund were transferred to the Vanguard Windsor II Fund.

National Grid USA Companies’
Incentive Thrift Plan I
Notes To Financial Statements
14.	Subsequent Events
The Plan is currently in the process of transitioning all assets held in the custody of T. Rowe Price Trust Company to Vanguard Fiduciary Trust Company. The anticipated date of transition is July 2010. Although the transition will modify the investment options, it is not anticipated to significantly impact the total net assets available for benefits.
On May 20, 2010, National Grid PLC announced that it is seeking to raise additional equity through a rights issue (a stock offering to existing shareholders) that will indirectly impact holders of National Grid ADRs. Holders of National Grid ADRs will receive a cash value for each right that they hold. Because the Plan holds shares for participant accounts, the Plan is entitled to a cash payment for the ADRs, which will be paid into the Plan’s trust.
This information is an integral part of the accompanying financial statements.

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN I
EIN: 04-1663150 PLAN NUMBER: 005
SCHEDULE H, LINE 4(i) — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2009

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issue	Description of Investment	Cost	Value

*	National Grid plc	National Grid American Depositary Receipts	N/R	$76,058,150

	American Funds	American Funds Growth Fund (R5)	N/R	18,502,297
*	Vanguard	Vanguard 500 Index Fund	N/R	45,460,569
*		Vanguard Explorer Fund	N/R	30,276,932
*		Vanguard Int’l Growth Fund	N/R	42,265,013
*		Vanguard LifeSt Conserv Growth	N/R	13,185,684
*		Vanguard LifeSt Growth Fund	N/R	19,915,539
*		Vanguard LifeSt Mod Growth	N/R	107,566,638
*		Vanguard Mid-Cap Index Fund	N/R	18,931,605
*		Vanguard PRIMECAP Fund	N/R	102,254,664
*		Vanguard Total Bond Mkt Index	N/R	60,987,355
*		Vanguard Windsor II Fund Inv	N/R	72,150,268

*	T. Rowe Price Trust Company, Incorporated	T. Rowe Price Stable Value Common Trust Fund	N/R	137,065,177
*		T. Rowe Price Equity Income Fund	N/R	37,652,259
*		T. Rowe Price U.S. Treasury Money Market Trust	N/R	27,431,687
*		T. Rowe Price Blue Chip Growth Fund	N/R	31,000,015
*		T. Rowe Price Small-Cap Value Fund	N/R	34,758,962
*		T. Rowe Price Capital Appreciation Fund	N/R	30,072,610
*		T. Rowe Price Mid-Cap Growth Fund	N/R	36,558,937
*		T. Rowe Price Personal Strategy Growth Fund	N/R	19,731,673
*		T. Rowe Price Personal Strategy Balanced Fund	N/R	13,552,236
*		T. Rowe Price Personal Strategy Income Fund	N/R	6,670,451
	Fidelity Investments	Fidelity Diversified International	N/R	63,874,894
	Fidelity Investments	Fidelity Growth Company Fund	N/R	31,314,435
	Fidelity Investments	Fidelity Low Priced Stock Fund	N/R	9,492,069
	Allianz	Allianz RCM Global Tech Fund	N/R	17,250,859
	Calvert	Calvert Large Cap Growth Fund	N/R	4,261,251

	PIMCO	PIMCO Total Return Fund	N/R	70,893,540

	State Street	SSGA S & P 500 Index	N/R	102,644,164

*	Participant Loans	Participant loans with various maturities and rates of interest from 3.25% to 11.0%	$0	22,134,833

		Total		$1,303,914,766

*		Parties-in-interest, as defined by ERISA

N/R	—	Participant directed investment; cost not required to be reported
The accompanying notes are in integral part of these financial statements